November 5, 2010

Trust for Professional Managers
615 East Michigan Street, 2nd Floor
Milwaukee, Wisconsin  53202

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of this Post-Effective Amendment to the Registration Statement on Form N-1A (Registration Nos. 333-62298; 811-10401) (the “Registration Statement”) relating to the sale by you of an indefinite number of Class A, Class C and Institutional Class shares (the “Shares”) of beneficial interest, $.001 par value, of Snow Capital All Cap Value Fund, Snow Capital Small Cap Value Fund, Snow Capital Focused Value Fund and Snow Capital Hedged Value Fund (the “Funds”), each a series of Trust for Professional Managers (the “Trust”), in the manner set forth in the Registration Statement (and the Prospectuses of the Funds included therein).

We have examined:  (a) the Registration Statement (and the Prospectuses of the Funds included therein), (b) the Trust’s Declaration of Trust and Bylaws, as amended, (c) certain resolutions of the Trust’s Board of Trustees and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be duly authorized and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

Offices in Milwaukee, Madison, Waukesha, Green Bay & Appleton, WI; Washington, DC
Godfrey & Kahn is a member of Terralex®, a worldwide network of independent law firms.